Exhibit 5.3

Minneapolis • Denver • Sioux Falls

Amy L. Arndt	Lindquist & Vennum PLLP
aarndt@lindquist.com	100 South Dakota Avenue
www.lindquist.com	Sioux Falls, SD 57104
Phone: (605) 978-5200
Fax: (605) 978-5225

June 22, 2012

Cash Central of South Dakota, LLC

c/o Jones Day

222 East 41st Street

New York, NY 10017

Re:	Cash Central of South Dakota, LLC
Opinion Letter for Subsidiary Guarantor/South Dakota entity
Registration Statement on From S-4

Ladies and Gentlemen:

We have acted as counsel to Cash Central of South Dakota, LLC, a South Dakota limited liability company (the “Company”), as a subsidiary guarantor in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance by Community Choice Financial Inc. (“CCFI”) of up to $395,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2019 (the “Exchange Notes”) in exchange for an equal principal amount of CCFI’s outstanding 10.75% Senior Secured Notes due 2019 (the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the Indenture, dated April 29, 2011, among CCFI, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated April 1, 2012 (as amended and supplemented, the “Indenture”). The Exchange Notes will be guaranteed by the subsidiary guarantors party to the Indenture, including the Company, in accordance with the terms of the Indenture (the “Exchange Guarantees”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, that the Exchange Notes when issued, will conform to the specimen thereof we have reviewed and that the Exchange Notes will be duly authenticated in accordance with the terms of the Indenture.  We have also assumed the due authorization, execution issuance and delivery of the Indenture and authentication of the Original Securities by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete, which include the following:  (1) a Certificate of Existence of Limited Liability issued by the South Dakota Secretary of State dated June 12, 2012 and a “bring-down” certificate dated June 22, 2012, in each case to the effect that Cash Central of South Dakota, LLC legally exists and is in good standing under the laws of State of South Dakota as of the date thereof, (2) Certificate of Organization dated June 28, 2005 and corresponding Articles of Organization of Cash Central of South Dakota, LLC dated June 24, 2005 and all Amendments thereto, dated May 24, 2007 and April 23, 2012, respectively, (3) Amended and Restated Operating Agreement of Cash Central of South Dakota, LLC dated April 1, 2012 and (4) Action of Governing Body Taken by Unanimous Written Consent dated April 1, 2012 and June     , 2012.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      Cash Central of South Dakota, LLC is a limited liability company existing and in good standing under the laws of the State of South Dakota.

2.                                      As of the date of the Indenture, the Company had the limited liability power to enter into the Indenture and, as of the date hereof, the Company has the limited liability company power to perform its respective obligations thereunder.

3.                                      The Company has authorized the execution, delivery and performance of the obligations set forth in such Indenture, including the issuance of the Exchange Guarantee, by all necessary limited liability company action.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(a).                               We express no opinion as to the laws of any jurisdiction other than the laws of the State of South Dakota.

(b).                              The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

(c).                               This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company of any other person or any other circumstance.

(d).                              We express no opinion on behalf of any other Subsidiary Guarantor under the Indenture and pursuant to the Exchange Offer.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Sincerely,

LINDQUIST & VENNUM PLLP

/s/ Amy L. Arndt

Amy L. Arndt
ALA/crr